Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-178005) and S-3 (No. 333-190865) of LRR Energy, L.P. of (i) our report dated March 12, 2014 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of LRR Energy, L.P., and (ii) our report dated March 27, 2012 relating to the combined statements of Fund 1 (Predecessor), which both appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
March 12, 2014